Exhibit 10.5

AMENDED AND RESTATED SPONSOR RESTRICTED STOCK AGREEMENT

This AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT, dated as of February 11, 2022 (“Agreement”), by and among NOVUS CAPITAL CORPORATION II, a Delaware corporation (“Novus”), the stockholders of Novus listed on Exhibit A hereto (the “Stockholders”) and Energy Vault, Inc., a Delaware corporation (the “Company”).

WHEREAS, Novus was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

WHEREAS, 7,187,500 shares of common stock of Novus, par value $0.0001 per share, (“Novus Common Stock”) are held by the Stockholders (the “Founders Shares”).

WHEREAS, reference is made to the Investment Management Agreement (“Investment Management Agreement”) between Novus and Continental Stock Transfer & Trust Company, a New York corporation, Novus’ transfer agent, as Trustee (“CST”) dated February 3, 2021 pursuant to which the Trustee holds the trust account consisting of $287,500,000 together with additional property as described in the Investment Management Trust Agreement (the “Trust Account”) for the benefit of Novus and its public stockholders.

WHEREAS, Novus, NCCII Merger Corp., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company have entered into a business combination agreement and plan of reorganization (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus.

WHEREAS, the Stockholders are entering into this Agreement as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, including the Closing of the Merger.

WHEREAS, upon the Closing of the Merger, the Restricted Shares will be placed in escrow pursuant to an escrow agreement by and among Novus, the Stockholders and CST, as escrow agent (the “Escrow Agreement”).

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, Novus and the Stockholders have entered into a Stockholder Support Agreement, dated as of September 8, 2021 (the “Support Agreement”) and are entering into a Sponsor Lock-Up Agreement, dated on or about the date hereof (the “Lock-Up Agreement”).

WHEREAS, in exchange for accepting an additional $50 million of PIPE Investment, the parties have agreed to amend the terms of this Agreement.

1.Forfeiture by of Founder Shares.  Novus and each Stockholder agree that effective upon the Closing, the Stockholders shall irrevocably and automatically forfeit and surrender to Novus for cancellation, for no additional consideration and without action on the part of any other person, an aggregate of 718,750 Founder Shares (the “Forfeited Shares”).  The number of shares of Common Stock each Stockholder shall forfeit as Forfeiture Shares shall be determined on a pro rata basis, relative to the number of Founder Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares held by each Stockholder equal to (i) the product of the aggregate number of Forfeited Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement.

2.Share Restriction. The Company, Novus and the Stockholders hereby agree that concurrently with the Closing, the Founders Shares (other than those Founders Shares forfeited pursuant to Section 2) shall be held in escrow pursuant to the Escrow Agreement and that Novus shall instruct CST that the Restricted Shares (as defined below) shall be subject to potential forfeiture until vested in accordance with Section 4 and the further restrictions on transfer set forth in this Agreement the Sponsor Support Agreement and the Lock-Up Agreement.

3.Restricted Shares.

3.1Novus and each Stockholder agree that the Aggregate Number of Restricted Shares shall be subject to the restrictions set forth in this Agreement (“Restricted Shares”). The number of Restricted Shares of each Stockholder shall be determined on a pro rata basis, relative to the number of Founders Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares equal to (i) the product of the Aggregate Number of Restricted Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement. The Stockholders acknowledge that the Restricted Shares will be legended to reflect the transfer restrictions applicable to the Restricted Shares under this Agreement.

3.2The Aggregate Number of Restricted Shares shall be 4,851,562. The Founders Shares means the 7,187,500 shares of common stock of Novus held by the Stockholders.

3.3Legends.  The books and records of Novus evidencing the Restricted Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF FEBRUARY 11, 2022, THE LOCK-UP AGREEMENT, DATED AS OF FEBRUARY 11, 2022 AND THE STOCKHOLDER SUPPORT AGREEMENT DATED AS OF SEPTEMBER 8, 2021, BY AND AMONG NOVUS CAPITAL CORPORATION II AND THE OTHER PARTIES THERETO.

4.Vesting and Forfeiture of Founder Shares.

4.1The Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(a)808,594 Founders Shares (approximately 11.25% of the Founders Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE (as defined in the Business Combination Agreement) through the thirty-six (36) month anniversary of the closing of the Merger (the “Closing Date”) or (y) Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger (a “Subsequent Transaction”) which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation in good faith by the board of directors of Novus),

(b)808,594 Founders Shares (approximately 11.25% the Founders Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (y) Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, in good faith by the board of directors of Novus), and

(c)3,234,375 Founders Shares (approximately 66 2/3% of the 67.5% of the Founders Shares not subject to Section 2 or Section 4.1(a) or (b) above, (or 45.0% of the Founders Shares)), shall be subject to forfeiture (the “Forfeiture Percentage”) proportionately with redemptions of cash from the Trust Account held by the Trustee in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 and then (2) multiplying the quotient obtained in subsection (c)(1) by 45.0%. The Forfeiture Percentage shall be multiplied by the total Founders Shares held by each Stockholder as set forth on Exhibit A attached hereto to determine the number of Founders Shares forfeited by such Stockholder. Notwithstanding the foregoing, in the event that more than 26,250,000 shares of Novus Common Stock are redeemed from the Trust Account (resulting in $262,500,000 of cash redeemed from the Trust Account assuming a redemption price of $10.00 per share), such 3,234,375 Founder Shares shall be forfeited in lieu of applying the Forfeiture Percentage.

(d)For example, if holders of shares of Novus Common Stock redeem 9,687,500 which reduces the cash in the Trust Account by $96.875 million ($25,000,000 plus 25% of $287,500,000), the Founders Shares would be treated as follows:

$71,875,000 = 25% the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 (based on $96,875,000 total redeemed from the Trust Account)

$71,875,000/$287,500,000 = 25% (45.0% of 75% of the Founders Shares impacted negatively by 25%, which is the Forfeiture Percentage).

45.0% of the Founders Shares would be reduced by the Forfeiture Percentage of 25% (i.e., 11.25% of the Founders Shares would be forfeited).

(e)The remaining 1,617,187 Founders Shares (approximately 22.5% of the Founders Shares) are not subject to the vesting restrictions or forfeiture provisions set forth in Section 2 or Section 4.1, (a)-(c).

4.2Notwithstanding anything to the contrary, the Stockholders hereby agree that in the event that (i) the Trigger Event set forth in Section 4.1 (a) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture  pursuant to Section 4.1(a) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto and (ii) the Trigger Event set forth in Section 4.1 (b) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture  pursuant to Section 4.1(b) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto.

4.3As soon as practicable, and in any event within two (2) business days after the occurrence of a Triggering Event with respect to the applicable Restricted Shares as set forth in Section 3.1, Novus shall cause any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement to be removed from such vested Restricted Shares. For the avoidance of doubt, to the extent then-applicable, such shares will remain subject to the restrictions set forth in the Lock-Up Agreement.

5.Rights of Stockholders in the Restricted Shares.

5.1Voting Rights as a Stockholder. Subject to the terms of the Support Agreement described in Section 4.1 hereof and except as herein provided, the Stockholders shall retain all of their rights as stockholders of Novus as long as any shares are held in escrow  pursuant to this Agreement, including, without limitation, the right to vote such shares.

5.2Dividends and Other Distributions in Respect of the Restricted Shares. For as long as any shares are Restricted Shares, all dividends payable in cash with respect to such Restricted Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) (for the avoidance of doubt, excluding stock or other non-cash property issued pursuant to share splits, share capitalizations, reorganizations, recapitalizations and similar transactions) shall be set aside and not paid until the Restricted Shares have been vested and released to the Stockholder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted

Shares shall be forfeited. As used herein, the term “Restricted Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

5.3Restrictions on Transfer. During the Restricted Period, each Stockholder, severally and not jointly, agrees that it shall not sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Restricted Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, deposit any Restricted Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Restricted Shares, except to such other stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof (including by executing a joinder agreeing to be bound by this Agreement); provided, that the foregoing shall not prohibit the transfer of the Restricted Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

6.Miscellaneous.

6.1Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

6.2Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

6.3Entire Agreement. This Agreement, together with the BCA, the Stockholder Support Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Founders Shares, or following the Closing, a majority of the Restricted Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.4Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to Novus, prior to the Closing, to:

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, Indiana 46260

Attention: Larry M. Paulson, Chairman and Robert J. Laikin, CEO

Email: larrympaulson@gmail.com; robertjlaikin@gmail.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Robert J. Mittman and Kathleen A. Cunningham

Email: rmittman@blankrome.com; kcunningham@blankrome.com

If to the Company or to Novus, following the Closing, to:

Energy Vault, Inc.

130 West Union Street

Pasadena, CA 91103

Attention: Robert Piconi, CEO

Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza, 12th Floor

San Francisco, CA 94104

Attention: Michael H. Irvine

Email: mirvine@gunder.com

If to a Stockholder, to his/her/its address set forth in Exhibit A.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.8Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

6.9Parties in Interest. Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.  The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand.  The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder.  Except as otherwise provided herein, nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder and  the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.

6.10Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

6.11Further Assurances. At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.12Effectiveness. This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub and, if there no Closing as defined in the BCA and the BCA is terminated, this Agreement shall terminate.

6.13Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.13.

6.14Stockholder Obligations. Each Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

6.15Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

NOVUS CAPITAL CORPORATION II

By:	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	Chief Executive Officer

[Signature Page to the Amended and Restated Sponsor Restricted Stock Agreement]

STOCKHOLDERS:

/s/ Ronald J. Sznaider
Ronald J. Sznaider

HEATHER GOODMAN AND DOUG RAETZ, TENANTS IN COMMON

/s/ Heather Goodman
Heather Goodman

/s/ Doug Raetz
Doug Raetz

V DONARGO LLC

By:	/s/ Vincent Donargo
Name:	Vincent Donargo
Title:	Chief Financial Officer

NCCII CO-INVEST LLC

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Person

LARRY M PAULSON AND GRETCHEN V PAULSON FAMILY TRUST DATED SEPT 4, 2019, AND ANY AMENDMENTS THERETO

By:	/s/ Larry Paulson
Name:	Larry Paulson
Title:	Chairman

NEW FRONTIER LLC

By:	/s/ Jeffrey Foster
Name:	Jeffrey Foster
Title:	Trustee

/s/ Robert J. Laikin
Robert J. Laikin

[Signature Page to the Amended and Restated Sponsor Restricted Stock Agreement]

/s/ Cooper Laikin
Cooper Laikin

/s/ Hanna Laikin
Hanna Laikin

/s/ Zak Laikin
Zak Laikin

KNC I LLC

By:	/s/ Hersch Klaff
Name:	Hersch Klaff
Title:	President of KRL Ltd, GP of Klaff Realty, LP

KNC II LLC

By:	/s/ Hersch Klaff
Name:	Hersch Klaff
Title:	President of KRL Ltd, GP of Klaff Realty, LP

NOVUS CAPITAL ASSOCIATES, LLC

By:	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	Manager

CLIFF VENTURES LLC

By:	/s/ Ryan Levy
Name:	Ryan Levy
Title:	Authorized Signatory

[Signature Page to the Amended and Restated Sponsor Restricted Stock Agreement]

WITNESS the execution of this Agreement as of the date first above written.

ENERGY VAULT, INC.

By:	/s/ Robert Piconi
Name:	Robert Piconi
Title:	Chief Executive Officer

[Signature Page to the Amended and Restated Sponsor Restricted Stock Agreement]

EXHIBIT A

Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260	800,000

Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Hanna Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Cooper Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4 , 2019, and any amendments thereto PO Box 675133 Rancho Santa Fe, CA 92067	966,146

New Frontier LLC C/o Jeff Foster 517 Buckeye Trail West Lake Hills, TX 78746	966,146

Cliff Ventures LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago, IL 60605	432,942

V Donargo LLC 2002 Stanhope Street Carmel, IN 46032	364,583

KNC I LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	1,082,357

KNC II LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	216,471

Name and Address of Stockholder	Number of Shares
Ronald J. Sznaider 216 Radio Road River Falls, WI 54022	182,292

NCCII Co-Invest LLC 599 Lexington Ave, 25th Floor New York, NY 10022	607,639

Novus Capital Associates, LLC 8556 Oakmont Lane Indianapolis, IN 46260	1,111,111

Heather Goodman and Doug Raetz, Tenants in Common 3242 Divisadero Street San Francisco, CA 94123	291,667
Total:	7,187,500